Exhibit 3.58

LIMITED PARTNERSHIP AGREEMENT

OF

BALLY’S OLYMPIA LIMITED PARTNERSHIP

THIS LIMITED PARTNERSHIP AGREEMENT OF BALLY’S OLYMPIA LIMITED PARTNERSHIP (this “Agreement”) is entered into as of the 31st day of March, 1995 by and among Bally’s Operator, Inc., a Mississippi corporation (hereinafter, “Bally General” or the “General Partner”) as the General Partner and Bally’s Tunica, Inc., a Mississippi corporation (“Bally Limited”), and Old River Development, Inc., a Mississippi corporation (“ORD”), as the Limited Partners (the General Partner and the Limited Partners shall sometimes be referred to herein collectively as the “Partners” and individually as a “Partner”).

I. FORMATION OF PARTNERSHIP

Section 1.1 Formation. The Partners hereby form a limited partnership (the “Partnership”) under the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”). The rights and liabilities of the Partners shall be as provided in the Act except as otherwise provided expressly herein.

Section 1.2 Name. The name of the Partnership shall be “Bally’s Olympia Limited Partnership” or such other name as may hereafter be chosen from time to time by the General Partner.

Section 1.3 Principal Place of Business. The principal place of business of the Partnership shall be Tunica County, Mississippi. The Partnership may maintain such other offices and places of business as the General Partner may from time to time deem advisable and shall provide prompt notice thereof to each Partner.

Section 1.4 Term. The term of the Partnership shall commence on the date the Partnership’s Certificate of Limited Partnership is filed with the Delaware Secretary of State and, unless sooner dissolved as set forth herein, expire on December 31, 2044.

Section 1.5 Purpose. The purposes of the Partnership are to acquire, own, develop, lease, improve, manage and operate a dockside gaming facility and related and ancillary facilities, including, without limitation, hotels, restaurants and entertainment facilities and, in connection therewith or furtherance thereof: to acquire, own, and/or lease real estate; to improve, develop, broaden, operate, mortgage, finance, transfer, relocate, renovate and dispose of and otherwise deal with the Property and real estate and personal property now or hereafter owned by the Partnership (sometimes referred to herein as “Partnership Properties”). The Partnership shall also have the power to engage in any and all operations, activities and businesses which are, in the sole judgment of the General Partner convenient, necessary or incidental to the accomplishment of the foregoing Partnership purposes, including any operations, business or activities permitted under the Act.

II. DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below, in addition to any other defined terms used herein:

“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Partner is obligated or deemed to be obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Partner or other Person, any Person related by blood or marriage to or living in a common household with such Partner or any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Partner or Person. For the purpose of this definition, the term “control” shall include, without limitation, with respect to any Partner or Person, the direct or indirect beneficial ownership of twenty five percent (25%) or more of the equity or voting interests in such Partner or Person.

“Agreement” shall mean this Limited Partnership Agreement, as amended from time to time.

“Bally Preference” shall mean the aggregate amount of the deposits shown on Schedule BP, but only to the extent and when returned, utilized, credited to or applied for the benefit of the Partnership (e.g., such as when tax deposits are applied to the then current gaming tax obligations).

“Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that a Partnership Interest is transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred interest shall carry over to the transferee.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of succeeding laws.

“Contributed Property” shall mean each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed to the Partnership.

“Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Partner.

“FF&E” shall mean all furniture, furnishings, equipment and fixtures, including gaming equipment, computers, housekeeping and maintenance equipment, necessary or appropriate to operate the Partnership Properties.

“Gaming Authorities” means any governmental authority regulating gaming or related activities in the State of Mississippi.

“Gaming Laws” means all laws regulating or pertaining to gaming activities in the State of Mississippi and any subdivision thereof.

“Gaming License” means, collectively, all licenses issued by Gaming Authorities with respect to the Partnership Properties, the operation thereof and the owners and managers thereof and persons interest therein.

“General Partner” shall mean the initial General Partner and any other Person admitted to the Partnership as a general partner pursuant to the terms of this Agreement, and their respective successors as general partners of the Partnership.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as approved by the General Partner and any Limited Partners who would be affected by such valuation;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner and any Limited Partners who would be affected by such valuation, as of the following times: (a) the effective date of this Agreement; (b) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Special Capital Contribution; (c) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership; and (d) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (b) and (c) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners to the Partnership;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution by the General Partner; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 7.5(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the General Partner determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

Consistent with the foregoing, or any term or provision of this Agreement, the Gross Asset Value of the properties contributed by Bally Limited and ORD pursuant to Schedules 3.1-A and 3.1-B are hereby established as the values shown on said schedules.

If the Grass Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

In determining the Gross Asset Value of Partnership Property for purposes of this Agreement, the Tax Matters Partner shall use its best efforts to value such assets at their then fair market value.

“Joint Venture Agreement” shall mean that Joint Venture Agreement dated February 9, 1995 by and among Bally General, Bally Limited, ORD and Brata.

“Limited Partner” shall mean the Limited Partners and any other Person admitted to the Partnership as a limited partner pursuant to this Agreement, and their respective successors as substitute limited partners of the Partnership.

“ORD Preference)” shall mean the sum of (i) an amount equal to the after-tax net income generated by the operations of the Hotel (as defined in the Joint Venture Agreement) from the Closing Date until the date the Barge and Barge Facilities (as defined in the Joint Venture Agreement) are first open for business to the general public which amount shall be reduced in all cases by all rental and reimbursement expenses allocated to the Hotel (as defined in the Joint Venture Agreement) and related facilities under the Lease (as defined in the Joint Venture Agreement) and (ii) the aggregate amount of the deposits shown on Schedule OP-1 hereto, but only to the extent and when returned, utilized, credited to or applied for the benefit of the Partnership. After the consummation of the Transfer described on Exhibit 9.1(c), any and all payments of the ORD Preference shall be paid to each of ORD and D. J. Brata (“Brata”), pro rata, based on ORD’s and Brata’s respective Participating Percentages on the date of such Transfer.

“Partner” shall mean the General Partner or any Limited Partner.

“Partner Nonrecourse Debt” shall mean the debts as defined in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations, Each Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be computed in accordance with Section 1.704-2(i)(5) of the Regulations.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain during that fiscal year, reduced (but not below zero) by the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section l.704-2(i)(2) of the Regulations.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(d) of the Regulations.

“Person” means any individual or any trust, corporation, partnership, limited liability company, proprietorship or other entity.

“Prime Rate” shall mean the variable “prime rate” of interest published in the Wall Street Journal or in the event such rate is no longer so published, the “Reference Rate” or similar rate of Bank of America Illinois, as each such rate varies from time to time.

“Priority Return” means the amount payable on the Preferred Contribution as described in Section 3.6(a).

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this provision shall be added to such taxable income or Loss;

(ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this provision, shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraphs (ii), (iii) or (iv) of the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period as Depreciation is defined and computed in the manner set forth above; and

(vi) Notwithstanding any other provisions of this definition of Profits and Losses, any items which are specially allocated pursuant to Section 7.5 or Section 7.6 hereof shall not be taken into account in computing Profits or Losses.

“Property” shall mean the real and personal property described on Schedules 3.1-A and 3.1-B.

“ Regulations” shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Related Person” shall have the meaning ascribed to the term “Affiliate” under the New Jersey Casino Control Act, as amended, and regulations promulgated thereunder.

III. PARTNERS’ CAPITAL CONTRIBUTIONS

Section 3.1 Contributions. Each of the Partners shall be obligated to contribute to the capital of the Partnership the property and certain property rights specified opposite its name on Schedules 3.1-A and 3.1-B hereto on the “Closing Date” (as defined in the Joint Venture Agreement”). In addition Bally Limited and Bally General shall undertake to contribute to the Partnership land based furniture, fixture and equipment from the Mhoon Landing Site owned by Bally Limited which can be removed and relocated to the Site in a commercially reasonable manner and cost and which will be useful in the operations of the Partnership. Such property and property rights shall be free and clear of all liens, claims and encumbrances except for those permitted liens (“Permitted Liens”) enumerated on said schedules and subject only to those liabilities listed or described on such Schedules (the “Permitted Liabilities”).

Section 3.2 Rights to Capital. Except as otherwise provided in this Agreement, no Partner shall be entitled to withdraw any amount on account of its Capital Account, to demand or receive any property from the Partnership other than cash, or to receive any interest on, or payment in respect of, its Capital Account.

Section 3.3 No Third Party Beneficiary. The agreements set forth in this Article III are solely and exclusively for the benefit of the Partnership and the Partners, and are not intended to confer rights on any third party. Without limiting the generality of the foregoing, no creditor of the Partnership shall be deemed a third party beneficiary of any obligation of any Partners to contribute capital or make advances to the Partnership.

Section 3.4 Participating Percentages. Subject to the adjustments permitted by this Agreement, the “Participating Percentages” of the Partners, as such phrase is used in this Agreement, are as follows:

Bally General	1.00%
Bally Limited	57.00%
ORD	42.00%

Section 3.5 Financing. The Partners agree and acknowledge that the Partnership will be required to secure bank financing (which shall be deemed “Senior Debt” for purposes of this Agreement) of up to $10 million in principal amount in order to develop, operate and maintain the Partnership Properties. In the event such Senior Debt cannot be obtained upon terms deemed reasonable by the General Partner, Bally Limited shall be obligated to loan (or to cause an Affiliate of Bally Limited to loan) to the Partnership, $5 million (and shall have the option to loan (or cause to be loaned) on additional $5 million) in principal amount of senior debt. Any such loan shall, unless Bally Limited and ORD shall otherwise consent, (i) be secured by all or substantially all of the assets of the Partnership, (ii) be senior, in all respects, to all other indebtedness of the Partnership, (iii) bear interest at an annual rate of eleven percent (11%) per annum; (iv) amortize in equal quarterly installments over five (5) years and (v) be on such other terms as are customary for senior secured third party financing; provided, however, that such terms may not require maintenance of reserves (or financial covenants that indirectly necessitate maintenance of reserves) or financial covenants that in the aggregate, directly or indirectly, have the effect of preventing the Partnership from distributing those amounts provided for in Section 5.1 (a) hereof.

Section 3.6 Preferred Contribution.

(a) Bally Limited (or any Affiliate it may designate) at any time, or from time to time may, in its sole discretion, invest additional amounts in the Partnership, through either (i) additional capital contributions (collectively, me “Preferred Contribution”) to the Partnership in exchange for a preferred partnership interest (the “Preferred Interest”) in the Partnership as described below, or (ii) loans to the Partnership in exchange for a subordinated note as described below (the “Subordinated Note”). The other Partners shall be permitted (but shall not be obligated) to contribute additional capital on the same terms, and at the same time, as Bally Limited, on a pro rata basis (based upon the respective Participating Percentages).

(b) The Preferred Contribution shall be entitled to a priority return (the “Priority Return”) which shall pay a distribution equal to the greater of (i) a cumulative fixed rate of twelve percent (12%) per annum, and (ii) a variable rate equal to the Prime Rate plus three percent (3%) per annum; provided, however, in no event shall the Priority Return exceed fourteen percent (14%) per annum. The Preferred Contribution shall be repaid as provided for in Sections 5.1 and 11.2 of this Agreement.

(c) The Subordinated Note shall pay an interest rate equal to the distribution rates referenced in Section 3.6(b) above and amortize in equal quarterly installments over five (5) years.

(d) The Preferred Interest shall have no voting rights or any right to consent.

IV. POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER

Section 4.1 Powers of General Partner.

(a) Except as set forth in Section 4.2, the General Partner shall have the sole, exclusive and absolute authority, right and power to manage the business operations and affairs of the Partnership and to make all decisions regarding the business operations and affairs of the Partnership. Pursuant to the foregoing, and subject to Section 4.2, it is understood and agreed that the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

(b) Subject to Section 4.2, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its good faith business judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including, but not limited to, the right, power and authority: to make all appropriate expenditures and to incur all appropriate obligations; to employ or retain and dismiss any and all employees, agents, independent contractors, attorneys and accountants, and managers for the Partnership’s properties; to make short-term investments of the Partnership’s cash on hand; to borrow money and, as security therefor, to mortgage all or any part of any of the Partnership’s property, whether in connection with the acquisition of property, the refinancing of property or in any “workout” of financing of a property; to execute and deliver deeds to Partnership properties in lieu of foreclosure; to acquire property or interests therein, whether real or personal, including land, buildings and operating facilities and interests in any enterprise or entity holding such properties; to construct upon, alter, improve, redeploy, repair, raze, replace or rebuild any of the Partnership’s property; to obtain replacements of any mortgage or mortgages related in any way to all or any portion of the Partnership’s property; to prepay in whole or in part, refinance, recast, modify, consolidate or extend any mortgages affecting any such property; to do any and all of the foregoing at such price, rental or amount, for cash, securities or other property and upon such terms as the General Partner deems proper; to lease, sell, exchange, refinance or grant an option for the sale of, all or any portion of the Partnership’s property, at such rental, price or amount, for cash, securities or other property and upon such other terms as the General Partner in its sole discretion deems proper; to assign the Partnership’s property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership; and to execute, acknowledge and file any and all deliver, documents, instruments and agreements to effect any and all of the foregoing.

Section 4.2 Reserved Powers. (a) Without limiting the generality of Section 4.1 herein but subject to this Section 4.2 hereof, the General Partner shall not have the right or authority to take any of the following actions (each a “Major Decision” and collectively, the “Major Decisions”) on its own behalf or on behalf of the Partnership without the prior written consent of the Partners: (i) issuing any additional equity interests in the Partnership or admitting any additional Partners other than pursuant to Article IX or X, exclusive of issuances and admissions expressly permitted under Article III or Section 4.9; (ii) undertaking or committing to undertake any payment to or contract with Affiliates of a Partner providing, in the aggregate, for payments in excess of $400,000 in any fiscal year or which, taken as a whole, are on terms materially less favorable than those which could have been obtained at the time of the commitment for such undertaking from an unaffiliated third party (provided the foregoing restriction shall not apply to payments made pursuant to any Loans permitted by Section 3.5), and in all cases exclusive of transactions involving ordinary course purchases of goods and services from Affiliates at charges which do not exceed such Affiliate’s direct costs of providing such goods or services; (iii) making any loans to any Partner; (iv) establishing in respect of any Fiscal Year reserves for capital improvements, repairs and replacements (exclusive of reserves mandated by third party agreements) in excess of three percent (3%) of the total pretax gaming revenues (i.e. gaming wins less gaming losses of the Partnership excluding, without limitation, any deductions for taxes or fees relating to gaming revenues, gaming wagers or gaming attendance (“Net Win”)) for the immediately preceding 12 month period for each year after the first year of operation, and $1,000,000 during the first year of operation of the Partnership; (v) making any capital expenditures in any Fiscal Year which are in excess of reserves accumulated in prior periods pursuant to Section 4.2(iv) above plus three percent (3%) of Net Win generated by the Partnership for the immediately preceding 12 month period; (vi) entering into an employment agreement with any employee providing for a salary and bonus in excess of $250,000 per year, such limit to be increased annually by the Consumer Price Index for urban wage earners and clerical workers, all items or, in the event such index is no longer reported, such similar index of the cost of living in such region as reported by any other United States government agency, for Memphis, Tennessee; (vii) a merger, consolidation or sale of substantially all of the assets of the Partnership (a “Subject Transaction”); provided, however, that such a transaction shall not be considered a Subject Transaction for purposes of the approval requirements of this Section 4.2 if the General Partner acts under the provisions of Section 4.2A; or (viii) making any mandatory capital call.

(b) A Limited Partner not Affiliated with Bally General may, at any time, require the General Partner to delegate to it the right to pursue any claim for indemnification under Article X of the Joint Venture Agreement with respect to which the Partnership is the Indemnified Party and Bally General or its Affiliates is the Indemnifying Party. The General Partner shall provide such documents to such effect as the Limited Partner may reasonably require to pursue such claim.

Section 4.2A Subject Transactions. If the General Partner shall have sought the consent of the limited partners to a Subject Transaction pursuant to Section 4.2 hereof, but shall not have obtained it, or if the General Partner shall have elected not to seek such consent, the General Partner may consummate such transaction provided that, prior to the consummation of the Subject Transaction, it shall cause the Partnership to obtain a fairness opinion (as described below) of a Nationally Recognized Firm (a “Fairness Opinion”). The opinion shall be (i) addressed to the Partners, (ii) subject to such exceptions, limitations and conditions as may be customary for transactions and investments such as the Subject Transaction as of its date or otherwise reasonably (in light of the opinion) requested by such investment banking firm (“Customary Conditions”), and (iii) to the effect that, in the opinion of such investment banking firm, the Subject Transaction is fair from a financial point of view to each of the non-consenting Limited Partners. No investment banking firm nominated to render an opinion in connection with any proposed Subject Transaction shall have any liability whatsoever in connection with such proposed Subject Transaction, except to the extent arising as a result of fraud, gross negligence or willful malfeasance on the part of such investment banking or accounting firm, and each Partner receiving or relying upon such Fairness Opinion shall acknowledge as such in writing to such investment banking or accounting firm. The first two hundred thousand dollars ($200,000) of fees, disbursements and expenses of such investment banking firm in rendering the Fairness Opinion shall be paid by Bally Limited, and any additional amounts shall be paid by the Partnership.

As used in this Agreement, “Nationally Recognized Firm” shall include any of the firms, or their successors which (i) have provided investment or advisory services in connection with acquisitions which, in the aggregate, have constituted more than $1 billion in total purchase consideration over the most recent twelve-month period and (ii) have not provided any acquisition advisory or investment banking services to any of the Partners or their Parents (as defined below) or any Affiliates of their Parents within the three (3) year period prior to the date of the Fairness Opinion.

Section 4.2B Advisory Committee; Annual Operating Plan.

(a) Contemporaneous with the funding of the Partners’ initial contributions, an Advisory Committee (the “Committee”) of the Partnership shall be formed. The Committee shall be comprised of two designees of Bally and one designee of ORD, for so long as each of them is a Limited Partner with a Participating Percentage of not less than ten percent (10.0%). The General Partner shall prepare each AOP (as defined below) and Annual Operating Budget (as defined below) in consultation with the Committee.

(b) On or before the thirtieth (30th) day preceding each Fiscal Year of the Partnership (and for the first fiscal year of the Partnership), within seventy five (75) days after the Closing), the General Partner shall provide the Limited Partners its annual operating plan (“AOP”) for the upcoming Fiscal Year. Such AOP shall contain (i) a budget (“Annual Operating Budget”) for such Fiscal Year, which shall include, without limitation, the estimated gross revenues, cost of sales, expenses (including personnel), marketing costs, equipment costs, capital improvement costs, fixed charges, gaming taxes and debt service, as well as estimated expenses separately detailed for FF&E replacements and other capital replacements, and (ii) a narrative of the contemplated activities of the Partnership budgeted for in the Annual Operating Budget for the Partnership Properties.

Section 4.3 Management Fee.

(a) During the term of this Agreement, the General Partner shall be paid the Management Fee set forth herein. The Management Fee and all other reimbursable expenses due to the General Partner may be collected monthly by the General Partner immediately after delivery of the Partnership financial statements (required under Section 8.3 below) to the Partners for such month without abatement, deduction or set-off. The Management Fee shall be adjusted annually based on actual reported results for each Fiscal Year. A partial Fiscal Year at the beginning and end of this Agreement shall be treated as a Fiscal Year for purposes of this Section 4.3.

(b) The management fee for each Fiscal Year shall be equal to (i) two percent (2%) of Net Win plus (ii) seven percent (7%) of net income before interest, taxes, depreciation and amortization (as determined in good faith by the General Partner monthly, and as adjusted to conform with the annual audited financial statements of the Partnership using generally accepted accounting principles) generated by all operations of the Partnership (collectively, the “Management Fee”).

(c) In addition to the Management Fee, within ten (10) business days after presentation of expense vouchers or billing invoices, as the case may be, the Partnership shall reimburse Manager on a monthly basis for (i) all documented expenses incurred by the General Partner, its officers and employees and/or agents in rendering the services provided for in this Agreement, and (ii) all amounts billed to the General Partner by Persons for such Persons’ reasonable fees, charges, costs and expense incurred in connection with the General Partner’s performance of its duties hereunder.

(d) The General Partner, for so long as it is receiving the Management Fee as General Partner, shall cause its Affiliates to license to the Partnership, on a royalty-free and non-exclusive basis, the names “Bally” and “Bally’s Saloon and Gambling Hall”.

Section 4.4 Management Matters; Exclusion of Liabilities.

(a) The General Partner shall undertake all reasonable efforts to operate the gaming, hotel and other operations of the Partnership under standards which are not materially lower than the operating standards of gaming and hotel operations situated in markets similar to that in which the Partnership conducts its operations and which have equivalent capital resources.

(b) Neither the General Partner nor any Affiliate or agent of the General Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or the Limited Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such action or omission was performed or omitted fraudulently, with gross negligence, constituted willful misconduct, was in bad faith or was in violation of either this Agreement or the Act,

(c) Notwithstanding anything which is or may appear to be to the contrary contained in this Agreement or at law, the Partners recognize and agree that if, with respect to loans made pursuant to Section 3.5 of this Agreement, a Partner takes any action or fails to take any action which is in such Partner’s discretion pursuant to the terms of this Agreement, even if such action or inaction is motivated solely by what such Partner perceives to be in its own best interest and not necessarily in the best interest of the other Partner or the Partnership, such Partner’s taking or failing to take such action shall not be deemed a breach of any of its duties or obligations, including fiduciary duties, owed to the other Partner or to the Partnership.

Section 4.5 Indemnification. The Partnership shall indemnify and hold harmless the General Partner and its officers, directors, shareholders, employees and agents (herein the “Indemnified Parties”) from and against any loss, expense, damage or injury suffered or sustained by it or them by reason of any acts, omissions or alleged acts or omissions arising out of its activities or omissions on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law, including, without limitation, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses (collectively, “Costs”) incurred in connection with the defense of any actual or threatened action, proceeding or claim (collectively, a “Proceeding “), and including any payments made by the General Partner to any of its officers, directors, employees or agents pursuant to an indemnification agreement or at law or pursuant to the General Partner’s Articles of Incorporation or Bylaws, if the acts, omissions or alleged acts or omissions upon which such actual or threatened proceeding is based were not performed or omitted fraudulently or in violation of this Agreement or the Act, with gross negligence, willful misconduct or in bad faith by such Indemnified Party. The Partnership shall pay Costs in advance of the final disposition of any proceeding if it receives a written undertaking from the Indemnified Party to repay such advancements if it is finally determined that the Indemnified Party is not entitled to be indemnified under this Section 4.5.

Section 4.6 Tax Matters.

(a) The General Partner shall serve as the tax matters partner (the “Tax Matters Partner”) for purposes of Section 6231 of the Internal Revenue Code of 1986, as amended (the “Code”). The Tax Matters Partner shall keep the other Partners informed as to the status of any audit of the Partnership’s tax affairs by the Internal Revenue Service (the “IRS”) and shall not, without first obtaining the written approval of the other Partners (i) enter into a settlement agreement with the IRS which purports to bind any of the Partners other than the Tax Matters Partner, (ii) file a petition pursuant to Sections 6226(a) or 6228 of the Code, (iii) intervene in any action pursuant to Section 6226(b)(5) of the Code, or (iv) enter into an agreement extending the statute of limitations. Additionally, if an audit of any of the Partnership’s tax returns shall occur, the Tax Matters Partner shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to the other Partners without the prior written consent of the other Partners.

(b) Each tax return and any other statement to be filed by the Partnership with the IRS or any other taxing authority shall be prepared on the accrual method of accounting by the Tax Matters Partner or a preparer designated by the Tax Matters Partner which is reasonably satisfactory to the other Partners. Draft copies of each such return and statement shall be distributed to the Partners not later than thirty (30) days before the date on which the same is required to be filed. The other Partners shall have the right to review and to audit each tax return, at its expense, and to reasonably approve its contents. Each of the Partners shall, in its respective income tax return and other statements filed with the IRS, or other taxing authority, report taxable income in accordance with the provisions of this Agreement. Notwithstanding the above, if the Tax Matters Partner is not able to reach agreement with any Partner with respect to the proper treatment of any item in a tax return, then the Tax Matters Partner shall determine the proper treatment in such return and so notify the other Partners. The other Partners may then report its taxable income in the manner it sees fit, in accordance with the Code, even if inconsistent with the Partnership tax return.

Section 4.7 Other Activities.

(a) Subject to Section 4.7(b), any of the Partners may engage in other business ventures of every nature and description, independently or with others, even if such ventures are competitive with the Partnership’s business, and the engagement in such activities shall not be deemed to be wrongful or improper. Neither the Partnership nor any other Partners shall, by virtue of their interest in the Partnership, have any rights in or to such ventures or the income or profits derived from them.

(b) Except as provided in Section 4.7(c), none of the Partners (other than Brata, as defined above), nor any of their Affiliates, for so long as such Partner is a Partner of the Partnership, shall, other than through the Partnership, manage or beneficially own directly or indirectly, any equity interest in (exclusive of beneficial ownership by such Partner and its Affiliates, in the aggregate, of up to fifteen percent (15%) of the outstanding equity interests in any publicly traded entity), any corporation or other entity operating casino gaming at any location in Tunica or DeSoto Counties, Mississippi or within the Memphis Metropolitan Statistical Area, including West Memphis, Arkansas (the “Memphis Area”) (such prohibited interests are referred to herein as “Competing Interests”).

(c) Notwithstanding the terms of Section 4.7(b), any Partner or its Affiliate may acquire a Person and, thereafter, hold a Competing Interest owned by such Person if (a) the activities in Tunica or DeSoto Counties, Mississippi or the Memphis Area of the entity in which the Competing Interest is held do not represent more than ten percent (10%) of the gross revenues of such entity or (b) within one hundred eighty (180) days of the acquisition of the Competing Interest, such entity disposes of its interests in activities in Tunica or DeSoto Counties, Mississippi or the Memphis Area, as the case may be, such that the terms of this Section 4,7 are no longer breached.

(d) Notwithstanding anything to the contrary set forth in this Section 4.7, Bally Limited or any of its Affiliates shall only be prohibited from acquiring or holding a Competing Interest in the Memphis Metropolitan Statistical Area, including West Memphis, Arkansas, until the earlier of (i) the first date on which there is a return of all of the Partners’ capital (other than Bally General, Bally limited and their Affiliates) plus an amount equal to a return thereon equal to an annual rate of twenty percent (20%) or (ii) the fifth (5th) anniversary of the date hereof.

(e) Notwithstanding anything to the contrary set forth in this Section 4.7, Section 4.7(b) shall not apply to ORD or any of its Affiliates, if ORD irrevocably and perpetually waives in writing, on behalf of itself and its successors, assigns and transferees in the Partnership, its rights pursuant to Section 4.2(i), (iv) and (v).

Section 4.8 [Intentionally Omitted]

Section 4.9 Corporate Conversion. Notwithstanding any other term of this Agreement, the General Partner may at any time, or from time to time, determine, in its sole discretion, to (i) effect a public offering registered under the Securities Act of 1933 (a “Public Offering”) of the equity of the Partnership or (ii) require or effect a transfer of all or a portion of the interests in, or assets of, the Partnership to a corporation to be formed for the purpose of conducting the business of the Partnership and for effecting a Public Offering of all or a portion of the equity of such corporation; provided, however, that each Partner shall be provided the opportunity the initial Public Offering to sell its interests (or portion thereof), ratably and equitably amongst the Partners in the event the General Partner determines less than all of the equity in such corporation shall be sold in the Public Offering. In the event of such a determination by the General Partner, the Partners shall execute a shareholders agreement consistent with the control, transfer and other applicable provisions of this Agreement, or such other less burdensome terms as the General Partner, in its sole discretion, may provide. The General Partner shall give written notice (the “Public Offering Notice”) of the transaction to the Partners enclosing with such Public Offering Notice copies of all documents required to be signed by the Partners and a description of the form of the transaction. Within a reasonable time after receipt by the Partners of such Public Offering Notice (but in no event exceeding ten (10) days), each Partner shall comply with the instructions in the Public Offering Notice. In the event that a Partner fails to comply with the General Partner’s instructions, as set forth in the Public Offering Notice, the General Partner may execute any and all documents and effect any and all transfers of interests in the Partnership on behalf of each non-complying Partner, as the General Partner, in its sole discretion, deems appropriate to effect the foregoing. Accordingly, each Partner hereby grants to the General Partner its power of attorney, which is deemed coupled with an interest and irrevocable, for the purpose of executing any and all documents necessary to effect the transactions contemplated by this Section 4.9, including the above-referenced shareholders agreement, assignment or exchange of their interests as Partners.

Section 4.10 Other Expenses. Each of the Partners hereby agree that all expenses incurred in connection with relocating and redeploying the Barge and Barge Facilities (as defined in the Joint Venture Agreement) from its current location in Tunica, Mississippi to the site adjacent to the Hotel (as defined in the Joint Venture Agreement) shall be borne, in full, by the Partnership. In the event, Bally General, Bally Limited or any of their respective affiliates advance any funds for such relocation, such funds shall be promptly reimbursed by the Partnership. Each of Partners also acknowledges the obligations of the Partnership under Section 9.1.

Section 4.11 Consent of Partners. Whenever the consent of the Partners is required under this Agreement, such consent shall deemed to be obtained if, and only if, at least sixty-six and sixty-seven hundredths percent (66.67%) of the total Participating Percentage of all of the Partners then entitled to vote or provide such consent on such matter.

Section 4.12 Employees. Subject to the terms set forth in Section 4.2 above, the General Partner is expressly granted the right to offer employment by the Partnership to any or all of the employees of Bally Limited who are employed by it as of the date of this Agreement, upon the same terms and conditions as they are then employed.

Section 4.13 Guaranty Fee. The Partners acknowledge and agree that in the event Bally Entertainment Corporation, Bally Casino Holdings, Inc., Bally’s Park Place or their respective successors and assigns provide guarantees or other forms of assurances or credit enhancement for indebtedness or obligations of the Partnership (which it may, but is under no obligation, to provide), the Partnership shall pay a semi-annual guaranty fee to such party equal to one-half of one percent (.5%) of the average principal balance during each such semi-annual period in connection with the indebtedness to which such guarantee, assurance or credit enhancement relates. Such fee shall be paid semi-annually by the Partnership at the midpoint and end of each Fiscal Year.

Section 4.14 Affiliates. Subject to the provisions set forth in Section 4.2 above, any of the Affiliates of any Partner may be employed by, retained or utilized by the Partnership to provide goods or render services to the Partnership. The validity of any transaction, agreement or payment involving the Partnership and any of the Affiliates of the Partners otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between a Partner and such Affiliate.

V. DISTRIBUTIONS

Section 5.1 Distribution of Cash Available.

(a) Subject to the provisions set forth in this Section 5.1 and Section 5.2 below, the General Partner shall retain the sole discretion to determine if, when and in what amounts distributions of cash (“Distributions”) shall be made by the Partnership; provided, however, that within thirty (30) days of the end of each calendar quarter (on an estimated basis) and no later than the one hundred fifth (105th) day following the end of each Fiscal Year (on a final basis, taking into account the prior estimated payments), the Partnership shall distribute, subject to Sections 5.1(b) and 5.2, to the Partners, at least seventy-five percent (75%) of all Available Funds for such period. When and if Distributions are made, they shall be made in the following order of priorities:

(i) First, in payment of the unpaid Priority Return, if any, on the Preferred Contributions, pro rata amongst the holders thereof based upon their relative Preferred Contributions;

(ii) Second, in repayment of the Preferred Contributions until such Preferred Contributions are repaid in full, pro rata amongst the holders thereof based upon their relative Preferred Contributions;

(iii) Third, to repayment of the Bally Preference and the ORD Preference, pro rata in accordance with their relative aggregate unpaid balances; and

(iv) Fourth, in proportion to each Partner’s Participating Percentages, less, any amounts distributed to such Partner under Section 5.1(b) which have not previously reduced Distributions under this Section 5.1(a).

For purposes of this Agreement, the term “Available Funds” shall mean for each Fiscal Year of the Partnership, the Partnership’s net income (determined in accordance with generally accepted accounting principles, consistent with past practice), for such Fiscal Year, plus depreciation, amortization and other non-cash charges less the sum of (i) any amounts paid in respect of the scheduled principal portion of any Partnership indebtedness, (ii) any amounts paid pursuant to Sections 5.1(a), (b) or (c) or Section 5.2, (iii) the aggregate amount of all reserves for capital repairs, improvements and replacements as established by the General Partner and (iv) any amounts required to be retained by the Partnership pursuant to the terms of any third-party indebtedness or agreement of the Partnership or any other law, decree, order or regulation by which the Partnership or the Partnership Properties are otherwise bound (to the extent that such requirements are not fulfilled by the funds specified in clause (iii) of this definition).

(b) Prior to making any Distributions, if any, under Section 5.1(a), the Partnership shall, for each taxable year in which the Partnership reports net taxable income, distribute to each Partner, no later than seventy-five days after the end of such taxable year, an amount equal to the sum of (i) the product of such Partner’s taxable income as shown on its Schedule K-1 for such taxable year (such taxable income to be reduced, but not below zero, by the excess, if any, of the cumulative allocations of taxable deduction and loss pursuant to Section 7.2 to such Partner for all prior taxable years over the cumulative allocations of taxable income and gain pursuant to Section 7.2 to such Partner for all prior taxable years), multiplied by the maximum marginal federal income tax rate in effect for such taxable year for non-S status corporations, plus (ii) an amount (which shall be proportionate as to all Partners based upon Participating Percentages) which is intended to approximate, as nearly as possible, such Partner’s (based on the taxable income shown on the Partners’ Schedule K-1s) state taxes (assuming maximum applicable tax rates for non-S status corporations) arising out of the income of the Partnership, all as determined in good faith by the General Partner, whose determination shall be final and binding. For purposes of this Section 5.1(b), income allocable to Partners under Section 707 of the Code and to their Affiliates as guaranty or other fee, pursuant to Section 4.13 of this Agreement shall be includible in taxable income. Distributions pursuant to this Section 5.1(b) shall be treated as Distributions to each Partner for the purposes of determining the aggregate amount of Available Funds distributed to each Partner under Section 5.1(a).

(c) If any Partner provides a guaranty, bond or other assurance of payment or performance of obligations of the Partnership (each, an “Assurance”), or indemnifies another Partner in respect of an Assurance, if and to the extent such Partner makes any unreimbursed payment or incurs costs or expenses in respect of or arising out of satisfaction of such Assurance(s) or indemnities, the aggregate amount of such payments, costs and expenses not theretofore repaid shall be paid to such Partner prior to the making of any distributions under this Article V or Article XI hereof.

(d) If there is any adjustment made to a Partner’s share of taxable income or loss from the Partnership as the result of the filing of any amended Partnership tax return or the final resolution of an Internal Revenue Service audit, there shall be a recomputation of the amount which would have been distributed pursuant to Section 5.l(b) and equitable adjustments shall be made between the Partnership and the Partners (by means of distributions or contributions) with such resulting cash payments being taken into account in determining the extent to which the Partners have or have not received Distributions pursuant to the terms of Section 5.1(b).

Section 5.2 Taxes Withheld. Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Partnership for or with respect to any Partner on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Partnership pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Partner for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Partnership under the Withholding Tax Act exceeds the amount then otherwise distributable to such Partner, the excess shall constitute a loan from the Partnership to such Partner (a “Tax Payment Loan”) which shall be payable upon demand and shall bear interest, from the date that the Partnership makes the payment to the relevant taxing authority, at the lesser of (i) a variable rate per annum at all times equal to two percent (2%) per annum in excess of the Prime Rate or (ii) the maximum legal interest rate under applicable law. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Partnership shall make future distributions due to such Partner under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Partner and then to the repayment of the principal of all Tax Payment Loans of such Partner.

The General Partner shall have the authority to take all actions necessary to enable the Partnership to comply with the provisions of any Withholding Tax Act applicable to the Partnership and to carry out the provisions of this Section. Nothing in this Section shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds from third parties in order to make any payments on account of any liability of the Partnership under a Withholding Tax Act.

Section 5.3 Limits on Distributions.

(a) While a Partner owes any loan or Tax Payment Loan to any other Partner or the Partnership, such defaulting Partner shall not receive any, distributions from the Partnership (under Articles V or XI) and, without limiting the non-defaulting Partner’s other rights and remedies hereunder, such distributions which otherwise would have been made to such defaulting Partner shall be paid over to the non-defaulting Partner or Partners, or retained by the Partnership, as the case may be, until such time as all loans or Tax Payment Loan are repaid; such distributions shall, however, be deemed to have been paid to such defaulting Partner for the purposes of determining the aggregate amount of distributions paid to such defaulting Partner under this Agreement.

(b) In the event a Partner (a “Claiming Partner”) makes a bona fide claim against another Partner (a “Subject Partner”) in connection with the terms set forth in the Joint Venture Agreement, the Claiming Partner may provide written notice to the General Partner, which notice shall set forth (i) the basis of such claim and (ii) the claimed damages. Upon receiving such notice, the General Partner shall thereafter withhold (in an interest bearing account) any distributions to be paid from the Partnership to the Subject Partner (under Section 5.1(a) or Article XI hereof) to the extent of the claimed damages. Such withheld funds shall be retained by the General Partner until disposition thereof as directed by written agreement of the Claiming and Subject Partners or a final, non-appealable order of a court of competent jurisdiction.

VI. RESERVED

VII. ALLOCATION OF INCOME AND LOSSES

Section 7.1 Certain Definitions. Certain definitions used in this Article VII are set forth in Article II hereof.

Section 7.2 Allocations Generally. The Partnership’s net income or net loss, as the case may be, for each fiscal year of the Partnership, as determined in accordance with the accrual method of accounting, shall be allocated to the Partners for income tax purposes as set forth in this Article VII, except as otherwise provided for herein.

Section 7.3 Profit Allocations. After giving effect to the special allocations set forth in Sections 7.5, 7.6 and 7.7(b) hereof, Profits for any fiscal year shall be allocated in the following order and priority:

(a) First, to the Partners (in proportion to the cumulative amount of Losses allocated to each Partner pursuant to Section 7.4(c) below), until the cumulative amount of Profits allocated pursuant to this Section 7.3(a) is equal to the net cumulative Losses allocated to the Partners pursuant to Section 7.4(c) below;

(b) Second, to the Partners (in proportion to the cumulative amount of Losses allocated to each Partner pursuant to Section 7.4(b) below) until the cumulative amount of Profits allocated pursuant to this Section 7.3(b) is equal to the net cumulative Losses allocated to the Partners pursuant to Section 7.4(b) below; and

(c) Third, any additional Profits shall be allocated among the Partners in accordance with their Participating Percentages.

Section 7.4 Loss Allocations. After giving effect to the special allocations set forth in Sections 7.5 and 7.6 hereof, Losses for any fiscal year shall be allocated in the following order and priority:

(a) First, to the Partners in proportion and to the extent of any Profits allocated pursuant to Section 7.3(c) hereof (net of any Losses previously allocated pursuant to this Section 7.4(a));

(b) Second, to the Partners, until the cumulative amount of Losses allocated pursuant to this Section 7.4(b) (net of any Profits previously allocated pursuant to Section 7.3(b)) is equal to the sum of each Partner’s Special Capital Contributions; and

(c) Third, any additional Losses shall be allocated among the Partners in accordance with their Participating Percentages.

In the event that a change in cash distributions occurs under this Agreement, the Tax Matters Partner shall cause the Partnership’s tax returns and allocations of the Partnership’s Profits, Losses, net income and net loss in Article VII herein to reflect the provisions of and distributions in accordance with such change.

Section 7.5 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article VII, except the paragraph immediately following this paragraph, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2), that is allocable to the disposition of Partnership property subject to Nonrecourse Liabilities, determined in accordance with Regulations Section 1.704- 2(f)(6). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) and 1.704- 2(j)(2) of the Regulations. This Section 7.5(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(b) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article VII except Section 7.5(a), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(5), that is first allocable to the disposition of Partnership Property subject to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4), The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and Section 1.704-2(j)(2) of the Regulations, A Partner is not subject to this minimum gain chargeback to the extent the net decrease in Partner Nonrecourse Debt Minimum Gain arises because the liability ceases to be Partner Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to become partially or wholly a Nonrecourse Liability. This Section 7.5(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 7.5(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.5(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.5(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if Section 7.5(c) hereof and this Section 7.5(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partners according to their respective Participating Percentage.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section l.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that regulation Section 1.704-1(b)(2)(iv)(M)(2) applies, or to the General Partner or Limited Partner to whom such distribution was made in the event that regulation Section 1.704-1(b)(2)(iv)(M)(4) applies.

(h) Basis Increases. In the event the adjusted tax basis of any Code Section 38 property that has been placed in service by the Partnership is increased pursuant to Code Section 50(c), such increase shall be specially allocated among the Partners (as an item in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Partners.

(i) Basis Reductions. Any reduction in the adjusted tax basis (or cost) of Partnership Code Section 38 property pursuant to Code Section 50(c) shall be specially allocated among the Partners (as an item in the nature of expenses or losses) in the same proportions as the basis (or cost) of such property is allocated pursuant to Regulations Section 1.46-3(f)(2)(i).

(j) Priority Return. Gross income for each Fiscal Year shall be allocated to each Partner receiving payments in such Fiscal Year of the Priority Return and that portion of the ORD Preference relating to net income generated by the operations of the Hotel as described in (i) of the definition of “ORD Preference”; such gross income being allocated to the extent of such payments made with respect to such Fiscal Year.

Section 7.6 Regulatory Allocations.

(a) The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 7.6(b) hereof, the “Nonrecourse Regulatory Allocations,” as defined in Section 7.6(c) hereof, and the “Partner Nonrecourse Regulatory Allocations,” as defined in Section 7.6(d) hereof.

(b) The “Basic Regulatory Allocations” consist of allocations pursuant to Sections 7.5(c), 7.5(d) and 7.5(g) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 7.6(b) shall only be made with respect to allocations pursuant to Section 7.5(g) hereof to the extent the Partners reasonably determine that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

(c) The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 7.5(a) and 7.5(e) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 7.6(c) shall be made prior to the Partnership fiscal year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain, and (ii) allocations pursuant to this Section 7.5(c) shall be deferred with respect to allocations pursuant to Section 7.5(e) hereof to the extent the Partners reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.5(a) hereof.

(d) The “Partner Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 7.5(b) and 7.5(f) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Partner Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Partner Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 7.6(d) shall be made with respect to allocations pursuant to Section 7.5(f) relating to a particular Partner Nonrecourse Debt prior to the Partnership fiscal year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain, and (ii) allocations pursuant to this Section 7.6(d) shall be deferred with respect to allocations pursuant to Section 7.5(f) hereof relating to a particular Partner Nonrecourse Debt to the extent the Partners reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.5(b) hereof.

(e) The Tax Matters Partner shall have reasonable discretion, with respect to each Partnership fiscal year, to (i) apply the provisions of Sections 7.6(b), 7.6(c) and 7.6(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Sections 7.6(b), 7.6(c) and 7.6(d) hereof among the Partners to a manner that is likely to minimize such economic distortions.

Section 7.7 Section 38 Property.

(a) The basis (or cost) of any Partnership Code Section 38 property shall be allocated among the Partners in accordance with Regulations Section 1.46-3(f)(2)(i). All tax credits (other than the investment tax credit) shall be allocated among the Partners in accordance with applicable law.

(b) In the event Partnership Code Section 38 property is disposed of during any taxable year, Profits for such taxable year (and, to the extent such Profits arc insufficient, Profits for subsequent taxable years) in an amount equal to the excess, if any, of (i) the reduction in the adjusted tax basis (or cost) of such property pursuant to Code Section 50(c), over (ii) any increase in the adjusted tax basis of such property pursuant to Code Section 50(c) caused by the disposition of such property, shall be excluded from the Profits allocated pursuant to Section 7.3 hereof and shall instead be allocated among the Partners in proportion to their respective shares of such excess, determined pursuant to Sections 7.5(h) and 7.5(i) hereof. In the event more than one item of such property is disposed of by the Partnership, the foregoing sentence shall apply to such items in the order in which they are disposed of by the Partnership, so that Profits equal to the entire amount of such excess with respect to the first such property disposed of shall be allocated prior to any allocations with respect to the second such property disposed of, and so forth.

(c) In the event additional Partners are admitted to the Partnership, or in the event any interest(s) in the Partnership is transferred in accordance with the provisions of this Agreement, the Profits (or Losses) allocated to the Partners for each such fiscal year during which Partners are so admitted shall be allocated among the Partners in accordance with Code Section 706, using any convention permitted by law and selected by the General Partner.

(d) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

(e) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits under Section 7.3(c) or Losses under Section 7.4(c), as the case may be, for the year.

(f) The Partners are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Partnership income and loss for income tax purposes.

(g) Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3, the Partners’ interests in Partnership profits are their Participating Percentages.

Section 7.8 Section 704 of the Code. In accordance with Code Section 704(c)(I)(A) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(a) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss, and deduction (including depreciation) with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(b) Pursuant to Code Section 704(c)(I)(B), if any contributed property is distributed by the Partnership other than to the contributing Partner within five (5) years of being contributed, then, except as provided in Code Section 704(c)(2), the contributing Partner shall be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Partner under Code Section 704(c)(I)(A) if the property had been sold at its fair market value at the time of the distribution.

(c) In the case of any distribution by the Partnership to a Partner, such Partner shall be treated as recognizing gain in an amount equal to the lesser of:

(i) the excess (if any) of (A) the fair market value of the property (other than money) received in the distribution over (B) the adjusted basis of such Partner’s interest in the Partnership immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(ii) the Net Precontribution Gain (as defined in Code Section 737 (b)) of the Partner. The “Net Precontribution Gain” means the net gain (if any) which would have been recognized by the distributee Partner under Code Section 704(c)(I)(B) of all property which (1) had been contributed to the Partnership within five years of the distribution and (2) is held by the Partnership immediately before the distribution, had been distributed by the Partnership to another Partner. If any portion of the property distributed consists of property which had been contributed by the distributee Partner to the Partnership, then such property shall not be taken into account under this Section 7.8(c) and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Partnership.

(d) Any elections or other decision relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing any Partner’s Capital Account or share of Profits, Losses, other items, or distributions and/or payments pursuant to any provision of this Agreement.

Section 7.9 Revisions to Allocation Methods. The allocation method set forth in this Article VII is intended to allocate Profits, Losses and tax credit basis adjustments to the Partners for federal income tax purposes in accordance with their economic interests in the Partnership while complying with the principles of Code Section 704. Notwithstanding any other provision of this Agreement, in the event that the allocation method set forth in this Article VII does not allocate Profits, Losses, net income, net loss and items thereof, and tax credit basis adjustments to the Partners for federal income tax purposes in accordance with Code Section 704 and regulations promulgated thereunder, the General Partner shall appropriately revise the allocation method to comply with Code Section 704 and such regulations.

VIII. ADMINISTRATIVE MATTERS

Section 8.1 Fiscal Year. The accounting period and fiscal year of the Partnership shall end on December 31 of each year (each, a “Fiscal Year”).

Section 8.2 Maintenance of Books and Records. Proper and complete records and books of account for the Partnership shall be maintained by the General Partner under the direction of the General Partner, at the expense of the Partnership, in which books and records shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business and which books and records shall be otherwise kept in accordance with the provisions of the Act. The Partnership’s books and records shall be kept on an accrual basis with such additional supporting records and data as shall be necessary to permit the Partnership to prepare its tax returns and any required financial statements. The Partners and their duly authorized attorneys, accountants and/or agents shall have the right to inspect and examine such books and records and all Partnership files, papers, and documents during normal business hours at the principal office of the Partnership, including books and records necessary to enable a Partner to defend any tax audit or related proceeding.

Section 8.3 Financial Statements.

(a) The Partnership shall provide monthly financial statements to each Partner within thirty (30) days of each calendar month. Monthly financial statements shall include an unaudited closing balance sheet, cash flow statement, statement of operations, statement of retained earnings (“Financial Statements”) and a computation of pretax gaming revenues for the Partnership for the month. For the last month of each quarterly period, such monthly financial statements shall provide a summary of financial results on a quarterly basis for the most recently completed quarterly period.

(b) The Partnership shall provide annual Financial Statements of the Partnership to each Partner within seventy five (75) days of the end of a Fiscal Year. The annual Financial Statements shall, at the expense of the Partnership, be prepared in accordance with generally accepted accounting principles, consistently applied and, be audited and reported on by a firm of independent certified public accountants designated by the General Partner, and copies thereof will be distributed to the Partners.

Section 8.4 Partnership Funds. All funds of every kind and nature received by the Partnership, including capital contributions and loan proceeds, to the extent not promptly utilized for any proper Partnership purposes, shall be promptly deposited in federally insured banks or savings and loans or invested in securities issued or guaranteed by the United States government or any agency or instrumentality thereof, in commercial paper with an investment rating by either Standard & Poor’s Corporation of “BBB” or higher or by Moody’s Investors Service of “Baa-2” or higher, or may be otherwise invested in such manner as shall be approved in writing by the Partners. Partnership funds shall not be commingled with the funds of any Partner.

Section 8.5 Section 754 Election. Upon the proposal of the General Partner, the Partnership shall elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership property as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for Federal (and, if applicable, state and local) income tax purposes.

IX. TRANSFER OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a) The Partners acknowledge that the Partnership involves a relationship of trust and confidence which is unique to the parties. Accordingly, except as expressly permitted or required by Articles IX or X of this Agreement, each Partner agrees that it will not, directly or indirectly, without the consent of the other Partners:

(i) sell, assign, pledge, hypothecate or transfer all or any part of its interest in the Partnership voluntarily, or permit such a transfer by operation of law or otherwise (each, a “Transfer”);

(ii) withdraw from the Partnership (provided, however, that any Partner(s) which withdraw(s) from the Partnership pursuant to the terms of Article IX or Article X shall not be deemed to have violated this Section 9.1); or

(iii) do or omit to do any other act (other than as permitted by this Agreement) causing the dissolution of the Partnership prior to its dissolution pursuant to the terms hereof.

(b) Notwithstanding the foregoing or any other term of this Agreement, (i) the foregoing shall not prohibit (1) the granting of a security interest in, or hypothecation of, interests in the Partnership (a “Hypothecation”); provided, however, any subsequent Transfer or exercise of beneficial ownership made pursuant to the term of such Hypothecation, whether by foreclosure, sale or otherwise, shall be deemed a Transfer subject to all of the terms of this Agreement including, without limitation, the terms of Section 9.2 hereof, provided further, that the exercise by a secured party of foreclosure rights or beneficial ownership shall not, in itself and absent a further Transfer, be deemed a Transfer if such secured party irrevocably waives any right to consent to the actions of the General Partner under clauses (iv) or (v) of Section 4.2, (2) any Transfer by Bally Limited or Bally General of all of their interests in the Partnership as to which they have exercised their rights under Section 9.3B; (3) Transfers as to which (y) not less than eighty percent (80%) of the equity interests (by value) of the transferee are beneficially owned, directly or indirectly, by the Subject Partner’s Parent and (z) such transfer shall not permit (unless properly waived) acceleration of any indebtedness of the Partnership prior to its scheduled maturity date or give rise to a default or breach under any contract, lease, loan or other agreement to which the Partnership is a party or affecting the Partnership’s properties, which acceleration, default or breach would materially adversely affect the Partnership’s ownership, development or operation of its properties, (4) Transfers made by Brata upon his death to lineal descendants or a spouse pursuant to his will or applicable laws of descent and distribution and during his life to a trust whose sole trustee and primary beneficiary during his lifetime is Brata and whose beneficiaries following his death are lineal descendants and/or a spouse; provided that any such trust, its trustee, estate or beneficiaries agree in writing to be bound by this Agreement, or (5) a Transfer pursuant to Section 10.8(d) of the Joint Venture Agreement and (ii) there shall be no restrictions on Transfers following consummation of or pursuant to a Public Offering.

(c) ORD shall be permitted to Transfer of a portion of its Partnership interest pursuant to the terms set forth on Exhibit 9.1(c), and upon consummation of such Transfer, the General Partner shall prepare and execute all such documents in order to effectuate such transfer.

Section 9.2 Permitted Transfer. Any Partner not in default under Article X (“Selling Partner”) may Transfer all of its interest in the Partnership (“Interest to be Sold”) to any person or entity (“Proposed Buyer”) upon the following terms:

(a) The Selling Partner shall deliver to the other Partners, within five days of the execution thereof, an executed copy of a bona fide arms-length written contract with the Proposed Buyer. No contract shall be considered “bona fide” unless, at a minimum, it (i) provides for at least fifty percent (50%) of the purchase price to be paid in cash upon closing; (ii) is not assignable by the Proposed Buyer (other than to a wholly-owned subsidiary), (iii) provides for a closing no earlier than the later of the thirtieth (30th) day following the date of such written contract and the date on which the other parties decline to exercise their option under this Section 9.2 or more than one hundred twenty (120) days after the date of the contract, (iv) governs only the sale of the Interest to be Sold, which sale shall be a discrete transaction and not part of any other transaction (provided, however, such a sale may provide for the continued management services of Bally Operator or its Affiliate on the same terms as provided herein), (v) is expressly made subject to the rights of the other Partners under this Section 9.2, (vi) is accompanied by a statement, in reasonable detail, of personal and financial information relating to the Proposed Buyer, including the information as is required of the parties under Section 10.3.

(b) (i) Upon receipt of a contract conforming to the requirements of Section 9.2(a), the other Partners shall either (x) subject to Section 9.2(c), allow the Selling Partner to sell the Interest to be Sold to the Proposed Buyer in accordance with the terms and provisions of the contract, or (y) agree to purchase the Interest to be Sold in accordance with the terms and provisions of the contract at the price contained in the contract.

(ii) The other Partners shall have a period of forty-five (45) days after the Selling Partner’s notice under Section 9.2(a) to serve upon the Selling Partner a notice which shall specify whether or not such Partners will purchase the Interest to be Sold. If any Partner fails to respond within such time or fails to agree within such time to purchase the entire Interest to be Sold, it shall be deemed, subject to Section 9.2(c), to have elected and agreed to the sale of the Interest to be Sold to the Proposed Buyer and shall, if necessary, execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the sale of such Interest to be Sold in accordance with such contract.

(iii) If the other Partners elect to undertake the Subject Transaction, they may elect to substitute cash for non-cash consideration or their own promissory notes for those of the Proposed Buyer, in which case they must state as such in their notice provided under Section 9.2(b)(ii) and accompany such notice with the valuation report of a Nationally Recognized Firm, addressed to each of the Limited Partners and stating, subject only to Customary Conditions (as defined in Section 4.2A), that (1) the fair market value of the non-cash consideration (other than promissory notes) for which the other Partners are substituting cash does not exceed the amount of cash being so substituted and (2) that the fair market value of any promissory notes being provided by the other Partners equals or exceeds the face principal amount of the notes which were being made by the Proposed Buyer. Any election to substitute cash, non-cash consideration or promissory notes shall be made by those of the other Partners representing the majority of the Participating Percentages of such other Partners.

(c) Any closing in respect of the sale of the Interest to be Sold to the Proposed Buyer shall be held at the time and place specified in the bona fide contract. If said sale to a Proposed Buyer is not completed within the time specified in the bona fide contract or the terms of such contract are materially modified, the Selling Partner shall again submit the contract (or any new contract) to the other Partners, and the other Partners shall have all of the rights provided in this Section 9.2; provided, however, that the completion of said sale may be postponed for not more than thirty (30) days if such delay results from causes beyond the control of the Selling Partner or the Proposed Buyer.

(d) If the Selling Partner has agreed to pay any commission or fee to any agent or broker by reason of the sale or proposed sale under this Section 9.2, the Selling Partner shall cause said agent or broker to deliver to the Selling Partner a certification by the agent or broker as to the identity of all parties who will share such commission and the respective amounts to be shared. A true and correct copy of the certification shall also accompany the copy of the bona fide contract. To the extent that the certification discloses that the broker or agent will share any part of the commission or fee with the Proposed Buyer or any Affiliate thereof, then, if one or more of the other Partners shall elect to purchase the Interest to be Sold as provided in Section 9.2(b), the commission shall be reduced by such amount and the purchase price for the Interest to be Sold as applied in this Section 9.2 between the Selling Partner and the other Partner(s) shall be reduced by such amount. In no event shall the Partnership or the other Partners be required to pay any commission or fees to any broker or agent.

(e) In the event more than one of the other Partners exercises its right to purchase the Interest to be Sold, each shall be deemed to have agreed (unless such Partners agree otherwise) to purchase a part of the Interest to be Sold equal to a fraction thereof, the numerator of which shall be such Partner’s Participating Percentage and the denominator of which shall be the aggregate Participating Percentages of all Partners agreeing to purchase the Interest to be Sold.

(f) In the event that the proposed sale is completed to the Proposed Buyer pursuant to such contract and the terms of this Section 9.2, the Proposed Buyer, upon execution of a counterpart of this Agreement, shall succeed the Selling Partner under the terms and provisions of this Agreement, together with all of the rights, duties and obligations pertaining thereto, including the rights and restrictions contained in this Section 9.2 with respect to further sales; provided, however, that no party shall become such a substitute partner if there has been any change in the identity of the proposed substitute partner from that of the Proposed Buyer, or any substantial change in the terms and conditions of the bona fide contract of sale, unless approved by the Partners or unless the other Partners have elected not to purchase the Interest to be sold pursuant to the submission of such changed terms pursuant to Section 9.2(d).

(g) The terms of this Section 9.2 shall not apply to a Transfer made by Bally Limited or its Affiliates in respect of which Bally Limited exercises its rights under Section 9.3B.

(h) In the case of a Transfer by Bally General of its interest in the Partnership, such Transfer shall be made contemporaneous with the disposition by its Affiliates of not less than 80% of their respective interest in the Partnership.

Section 9.3A Tag-Along Rights.

(a) With respect to any proposed sale of any of Bally Limited’s Partnership interests to a party or group of related parties, other than to an Affiliate of Bally Limited or pursuant to Section 9.1(b) (a “Proposed Sale”), then each of the Partners other than Bally Limited shall have the right to require the proposed purchaser in the Proposed Sale (the “Proposed Purchaser”) to purchase from each of the Partners other than Bally Limited (the “Tag-Along Partners”) that portion, and no less than that portion, of each such Tag-Along Partner’s Partnership interest derived by multiplying each such

Along Partner’s Participating Percentage by the interest in the Partnership (expressed as a Participating Percentage) to be purchased by the Proposed Purchaser (the “Tag-Along Interest”). The purchase of the Tag-Along Interest (the “Tag-Along Purchase”) shall be upon the same terms and conditions as the Proposed Sale provides for Bally Limited.

(b) In the event of a Proposed Sale pursuant to subsection (a), Bally Limited shall notify the Partners other than Bally Limited in writing of the Proposed Sale no less than thirty (30) days prior to the contemplated consummation date of the Proposed Sale. Such notice shall set forth: (i) the Partnership interests (expressed as a Participating Percentage) proposed to be sold, (ii) the name and address of the Proposed Purchaser, (iii) executed copies of all agreements pertaining to such transaction and (iv) that the Proposed Purchaser has been informed of the tag-along right provided for in this Section and has agreed to the Tag-Along Purchase. The tag-along right may be exercised by each Tag-Along Partner by delivery of a written notice to the Proposed Purchaser and Bally Limited (the “Tag-Along Notice”) within fifteen (15) days of the receipt of the notice of the Proposed Sale. The Tag-Along Notice shall state that such Tag-Along Partner wishes to sell the Tag-Along Interest to the Proposed Purchaser. In the event that the Tag-Along Purchase is not consummated by the Proposed Purchaser, the Proposed Sale shall be of no force and effect.

(c) The tag-along rights provided for in this Section shall terminate on and with respect to and shall not have effect with respect to a Public Offering.

Section 9.3B Drag-Along Rights.

(a) With respect to any proposed sale, or series of related sales, in an arms-length transaction to a non-Affiliated buyer, by Bally Limited of all of its limited partnership interests in the Partnership (a “Control Sale”), other than pursuant to Section 9.1(b), Bally Limited shall have the right to require each of the other Partners to sell their Partnership interest to the proposed purchaser (the “Control Purchaser”) in the Control Sale provided that prior to consummation of such transaction, a Fairness Opinion is provided to each Partner. The purchase of the other Partners’ Partnership interests shall be upon the same terms and conditions offered to Bally Limited in the Control Sale, exclusive of representations, warranties and indemnities as to matters other than title to their interests, their authority to sell and that their interests are free and clear of all liens, claims and encumbrances.

(b) In the event of a Control Sale pursuant to Subsection (a), Bally Limited shall notify the other Partners in writing of the Control Sale no less than thirty (30) days prior to the contemplated consummation date of the Control Sale. Such notice shall set forth: (i) the name and address of the Control Purchaser; (ii) executed copies of all agreements pertaining to the Control Sale; and (iii) the anticipated closing date of the Control Sale (the “Drag-Along Notice”).

(c) If the Control Purchaser consummates the Control Sale, the other Partners shall be bound and obligated to sell their Partnership interests in the Control Sale on the same terms and conditions as Bally Limited shall sell its Partnership interests, exclusive of representations, warranties and indemnities as to matters other than title to their interests, authority to sell and that their interests are free and clear of all liens, claims and encumbrances. The other Partners shall also take such reasonable actions and execute such customary documents and instruments as shall be necessary or desirable in order to consummate the Control Sale expeditiously and on the same terms as Bally Limited sells its Partnership interest. If, at the end of the one hundred twentieth (120th) day following the date on which the Drag-Along Notice was given, the Control Partners have not completed the Control Sale, the other Partners shall be released from their obligation under the Drag-Along Notice, and the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Notice to have been furnished and the terms and provisions of this Section 9.3B separately complied with, in order to consummate a Control Sale pursuant to this Section 9.3B.

Section 9.3C Assignees. The rights of Bally Limited and obligations under Sections 9.3A and 9.3B shall inure to the benefit of and bind its assigns under Section 9.5(a).

Section 9.4 Limitations on All Transfers.

(a) Notwithstanding any other provision of this Agreement, no transfer of an interest in the Partnership may be made if (i) such transfer would require the Partnership, or the interest being transferred, to be registered under state or federal securities laws, (ii) such transfer would cause any of the transactions contemplated by this Agreement to be “prohibited transactions” under the Employee Retirement Income Security Act of 1974 or the Code, (iii) such transfer would cause the Partnership to be classified otherwise than as a Partnership for federal income tax purposes, (iv) such transfer would cause a termination of the Partnership pursuant to the Internal Revenue Code of 1986, as amended, or (v) such proposed transferee would give rise to an Event of Default under Sections 10.1(g) or (h) hereof were such transferee to become a Partner. If any such transfer is consummated that is subject to the provisions of this 9.4(b), such transfer shall be deemed void and of no force or effect whatsoever.

(b) The Limned Partners acknowledge and confirm that their Partnership interests constitute securities which have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable. No transfer or assignment of all or any part of the Partnership interest of a Limited Partner, including, without limitation, any transfer of a right to distributions, profits and/or losses to a Person who does not become a Partner, may be made unless the Partnership is provided with an opinion of counsel acceptable to the General Partner (both as to the identity of the counsel and the substance of the opinion) to the effect that such transfer or assignment (i) may be effected without registration of the interest under the Securities Act of 1933, as amended, and (ii) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Partnership or the General Partner.

Section 9.5 Substitute Partners.

(a) Subject to Section 4.2, the Partners agree that the General Partner shall be empowered to execute an appropriate amendment to this Agreement to admit the transferee as a substitute or additional general partner (in the case of a transfer by the General Partner) or a substitute or additional limited partner (in the case of a transfer by a Limited Partner), which amendment shall also be executed by the transferee who shall agree to be bound by the terms of this Agreement, as so amended, and to the extent of the Partnership interests transferred to it, to perform the obligations of the transferor hereunder. The Partners further agree that such amendment will become effective without further action or consent by the Limited Partners upon, but that no transfer of any Partner’s interest shall become effective notwithstanding any other term or provision of this Agreement unless and until, the execution of such Amendment.

(b) In connection with any transfer of the interests of the General Partner pursuant to the terms of this Agreement, the General Partner shall, as a condition of such transfer (unless waived by the General Partner) and pursuant to a written agreement, (i) be indemnified by the Partnership and the transferee partner against all liabilities of the Partnership arising subsequent to such transfer, and (ii) be expressly granted the continued benefit of Sections 4.4(b) and 4.5 of this Agreement (which shall not be later modified as to the withdrawing General Partner without such withdrawing General Partner’s express written consent) notwithstanding such General Partner’s withdrawal from the Partnership.

Section 9.6 Liens and Claims. To the extent any interest in the Partnership is to be transferred pursuant to Article IX or Article X, the transferor shall cause such interest to be free and clear of all liens, claims, encumbrances and other restrictions (other than as set forth in this Agreement). To the extent such transferor fails to do so, the costs and expenses of removing such liens, claims and encumbrances incurred by the transferee shall be charged to the transferor as a reduction to the purchase price of such interest hereunder or charged directly to the transferor, as determined in the transferee’s sole discretion.

Section 9.7 Performance Buy-Out.

(a) In the event the Partnership does not attain the Performance Target (as defined below) for two consecutive Fiscal Years, then within forty-five (45) days after the Partners receive the annual Financial Statements for the second Fiscal Year for which the Performance Target was not attained, ORD shall have the right (but not the obligation) to purchase all of the interests in the Partnership held by Bally Limited, Bally General and their respective Affiliates (the “ORD Purchase Right”). ORD shall be required to provide Bally Limited and Bally General with written notice of its desire to exercise the ORD Purchase Right within such 45-day period (the “ORD Purchase Notice”).

(b) In the event ORD exercises the ORD Purchase Right, then Bally Limited shall have the right (but not the obligation) to purchase all of the interests in the Partnership held by ORD and its Affiliates (the “Bally Purchase Right”). Bally Limited shall be required to provide ORD with written notice of its election to exercise the Bally Purchase Right within twenty (20) days after the end of the 45-day period set forth in Section 9.7(a) above (the “Bally Purchase Notice”). The Partners hereby agree and acknowledge that the Bally Purchase Right is, in all respects, senior to the ORD Purchase Right.

(c) The party exercising the ORD Purchase Right or Bally Purchase Right shall, subject to the seniority of the Bally Purchase Right, be obligated to consummate such purchase. The closing of any purchase pursuant to this Section 9.7 shall take place within thirty (30) days after the Default Value is established pursuant to the terms set forth in Section 10.2(b)(iii). The purchase price for the Partnership interest purchased pursuant to either the ORD Purchase Right or Bally Purchase Right shall be (i) equal to the Default Value (as defined in Section 10.2(b)(iii)) as of the last day of the month immediately preceding the month in which the ORD Purchase Right or Bally Purchase Right is exercised, and (ii) payable in cash on the closing date of such purchase. If the ORD Purchase Notice or Bally Purchase Notice is not delivered to the required parties within the prescribed time periods set forth above, then such party shall have waived all of its rights under this Section 9.7.

(d) For purposes of this Section 9.7, the term “Performance Target” for each Fiscal Year shall mean earnings before interest, taxes, depreciation and amortization (but excluding deductions for the payment of Management Fees) generated by the Partnership which exceed 10% of the net revenue of the Partnership for such Fiscal Year, all determined in accordance with generally accepted accounting principles, consistently applied.

X. DEFAULTS

Section 10.1 Events of Default. Each of the following occurrences is referred to in this Agreement as an “Event of Default” and the Partner with respect to which such occurrence takes place is referred to as a “Defaulting Partner”:

(a) The filing by a Partner or a Parent of a Partner of a voluntary petition in bankruptcy or insolvency, or of a petition for relief or reorganization under any bankruptcy or insolvency law.

(b) The consent by a Partner or a Parent of a Partner to an involuntary petition in bankruptcy or the failure to vacate any order approving an involuntary petition within sixty (60) days from the date of entry thereof.

(c) The entry against a Partner or a Parent of a Partner of an order for relief under the Bankruptcy Code (or any successor statute) or any other order, judgment or decree by any court of competent jurisdiction on the application of a creditor adjudicating such Partner or Parent, as the case may be, insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, custodian or liquidator of all or a substantial part of such Partner’s or Parent’s (as the case may be) assets, and such order, judgment or decree continues unstayed and in effect for a period of ninety (90) days.

(d) The appointment of a receiver or custodian of or for all or a substantial portion of the assets of a Partner or Parent of a Partner, unless removed within sixty (60) days.

(e) The assignment by a Partner or a Parent of a Partner for the benefit of its creditors of all or any substantial part of its assets, or the consent of a Partner to the appointment of a receiver, liquidator, custodian or trustee in bankruptcy for such Partner or Parent, of all or any substantial part of its assets.

(f) If the General Partner shall (i) commit an act of fraud or engage in the wilful misconduct, which in each case is not cured within thirty (30) days after written notice of such fraud or wilful misconduct (or if such fraud or wilful misconduct is not reasonably susceptible to being cured within that original 30-day period and the General Partner delivers written notice to the non-Defaulting Partners promptly within that original 30-day period of the General Partner’s intentions and proposed steps to cure the fraud or wilful misconduct with due diligence, promptly institutes curative action within that original 30-day period and diligently pursues same, the General Partner shall have such additional period of time not exceeding ninety (90) calendar days next following the end of the original 30-day period, as shall be necessary to effect the cure).

(g) A Partner or Related Person shall act or fail to act in a manner which is likely to jeopardize any Gaming License, or such Partner or Related Person is found, pursuant to a final determination by a Gaming Authority, to be unsuitable to be associated with the Partnership or its operations and such determination is not curable, or if curable, shall not have been cured within the lesser of any applicable cure periods provided by the subject Gaming Authority or thirty (30) days after written notice from any other Partner.

(h) A Partner or a Related Person shall act or fail to act in a manner, or information with respect to a Partner or a Related Person (be it provided by the Partner, Related Person or obtained by BEC’s own investigation) discloses facts concerning the Partner or Related Person, which, in the reasonable opinion of Bally Entertainment Corporation (“BEC”), or its Compliance Committee, jeopardizes any gaming licenses or permits held by BEC or its Affiliates or their then-current stature with any gaming commission, board or similar regulatory agency, and the act or circumstance which gave rise to such determination shall not have been cured, as determined by BEC or its Compliance Committee, within forty-five (45) days of written notice from BEC or its Compliance Committee;

(i) Any interest in a Partner or a Related Person of a Partner shall be issued or Transferred, or an agreement (including options, warrants or other contingent rights) to effect such an issuance or Transfer shall be entered into (unless such agreement conditions such Transfer on a determination by all relevant Gaming Authorities that such

Transfer will not adversely affect the Gaming License), which Transfer or agreement (i) is likely, in the judgment of the General Partner, to jeopardize any Gaming License or (ii) in the reasonable opinion of BEC or its Compliance Committee, will jeopardize any gaming licenses or permits held by BEC or its Affiliates or will jeopardize the then-current stature of BEC or its Affiliates with any gaming commission, board or similar regulatory agency, which Transfer or agreement to Transfer shall be considered an Event of Default by the Partner in which such interest is held or with which such Related Person is affiliated, and the act which gave rise to such determination shall not have been cured, as determined by the General Partner or BEC or its Compliance Committee, as the case may be, within forty-five (45) days of written notice from the General Partner, or BEC or its Compliance Committee, as the case may be.

(j) Any equity or voting interest in a Partner shall be issued or Transferred, other than to a subsidiary of a Parent which directly or indirectly beneficially owns eighty percent (80%) or more of the equity interests (by value) in such Partner, which subsidiary shall then be deemed a “Partner” for purposes of this Section 10.1(j) only.

(k) A breach by a Partner of the terms of Section 4.7, which is not cured within forty-five (45) days of notice thereof from any other Partner.

Each of the foregoing paragraphs ((g), (h) and (i) are referred to herein as a “Compliance Default.”

For purposes of this Agreement, the term “Parent” shall mean, with respect to Bally Limited, Bally Casino Holdings, Inc., Bally Entertainment Corporation (“BEC”), and with respect to Old River Development, Inc., Lady Luck Gaming Corporation and Lady Luck Gaming Finance Corporation.

Section 10.2 Remedies. Except as otherwise provided herein, if an Event of Default occurs, the Defaulting Partner shall (i) have immediately suspended any right to vote, consent or otherwise approve or disapprove of any actions taken by the Partnership hereunder, (ii) in the case of an Event of Default under Sections 10.1(a), (b) or (c) relating to the bankruptcy or insolvency of a Partner, such Partner’s continued membership in the Partnership shall terminate and such Partner shall cease to have any attributes of Partnership and shall only have a right to his or its economic interest in the Partnership, be it profits, losses or capital. Additionally, if an Event of Default occurs by a Partner, the non-defaulting Partners (but excluding any Affiliates of the Defaulting Partner) (the “non-Defaulting Partners”), acting either together or alone, shall have, in addition to all other rights and remedies as provided at law or in equity (including the right to obtain monetary damages), the right to exercise one or more of the following remedies:

(a) A majority in interest (represented by Participating Percentages) of the non-Defaulting Partner or Partners (excluding the Affiliates of the defaulting Partner) may, in addition to any other remedies which may be provided herein, at law or in equity as a result thereof, elect at any time within three hundred sixty-five (365) days following the occurrence of the Event of Default, by notice to the Defaulting Partner, to dissolve the Partnership (as further described pursuant to Section 11.1 herein), in which case the non-Defaulting Partners shall proceed to wind up the affairs of the Partnership in the manner hereinafter provided.

(b) (i) At any time within three hundred sixty-five (365) days of the occurrence of an Event of Default, non-Defaulting Partners may elect, by written notice to the Defaulting Partner, to cause the Partnership, or in the event the Partnership does not so elect, the non-Defaulting Partners (or their designated Affiliates, subject to appropriate assurances of payment) may purchase, the entire interests in the Partnership of the Defaulting Partner and its Affiliates (which shall be bound hereby to sell such interests) at a price equal to the Default Value (as defined below) of such Partner’s interests, as of the last day of the calendar month immediately preceding the month in which the Event of Default first occurred, which price may be paid entirely in cash or, at the option of the non-Defaulting Partners, by a purchase money note up to an amount equal to 10% of the purchase price, with the remainder of the Default Value to be paid in cash. The note shall amortize in equal semi-annual installments over three years and bear variable interest at the Prime Rate.

Any purchase of a Defaulting Partner’s interest pursuant to this Section 10.2(b) shall be consummated within one hundred twenty (120) days of the election of such remedy (subject to reasonable extensions due to delays beyond the non-Defaulting Partner’s or the Partnership’s control), or the non-Defaulting Partner’s and the Partnership’s right to exercise its rights under this Section 10.2(b)(i) shall be nullified.

(ii) In the event more than one non-Defaulting Partner elects to purchase the Defaulting Partner’s interests under this Section 10.2(b), the Defaulting Partner’s interests shall be allocated in accordance with the Participating Percentages of the purchasing non-Defaulting Partners.

(iii) Except as set forth in clause (iv) of this subsection (b), as used herein, “Default Value” shall mean the cash price which a sophisticated purchaser would pay for the subject Partnership interest, after giving effect to any liens, claims, or other encumbrances burdening the subject Partnership interest which will not be removed prior to the transfer of the subject Partnership interest to the acquiring Partner(s). The “Default Value” of the Partnership shall be determined by a panel of arbitrators, which shall initially consist of two appraisers, one of which shall be chosen by the Non-Defaulting Partner(s) and the other by the Defaulting Partner(s). The failure of a Partner to appoint a qualified appraiser within 15 days after notice (by the other Partner entitled to appoint an appraiser) shall constitute a waiver by such Partner of its right to appoint an appraiser, and in that event, Default Value shall be as determined by the appraiser selected by the sole appointing Partner. No appraiser shall have any personal or financial interest which would disqualify such appraiser from exercising an independent and impartial judgment as to the matter under appraisal. Each appraiser shall be a nationally recognized appraisal company that has experience in valuing gaming relating enterprises. The fees and expenses of the appraisers shall be paid by the Partnership.

Each arbitrator so selected shall furnish the Partners and the certified public accountants for the Partnership with a written appraisal within sixty (60) days of his selection, setting forth his determination of the Default Value of the Partnership interest as of the due date of the payment of such Default Value. If the two appraisers’ values do not differ by more than ten percent (10%) of the lower value appraisal, the Default Value shall be the average of the two appraisals. If the two appraisals differ by more than ten percent (10%) of the lower value appraisal, the two appraisers shall together select a third appraiser and obtain an appraisal from the third appraiser, and the Default Value shall be deemed to be the average of the two closest in value (if equidistant, then the Default Value shall be deemed to be the value determined by the middle value appraisal). If the two appraisers selected by the Defaulting and Non-Defaulting Partner(s) are unable to agree on a third appraiser within ten (10) days after request is made to them for such a selection, then either the Non-Defaulting Partner(s) shall submit the choice of the third appraiser to any Nationally Recognized Firm.

(iv) In the case of an Event of Default arising under Section 10.1(k), “Default Value” shall mean the lesser of: (A) the sum of the subject Partner’s Capital Account and the outstanding Bally Preference or ORD Preference, as the case may be, for Bally and ORD (to the extent not included in such Partner’s Capital Account) as of the last day of the calendar month immediately preceding the month in which the Event of Default first occurred and (B) the Default Value calculated pursuant to clause (iii).

(c) If an Event of Default by a Partner arises solely out of a Compliance Default regarding a Partner or a Related Person of a Partner, then the following remedies shall be accorded the non-Defaulting Partners:

(i) Such Partners’s Capital Account and share of any distributions under Article V or Article XI shall be segregated and shall be held by the Partnership until the earlier of (i) the cure of such Compliance Default pursuant to time periods allowed herein therefore, or (ii) disposition of such Partner’s interest in the Partnership pursuant to this Section 10.2(c);

(ii) The Defaulting Partner shall have a period of one hundred eighty (180) days to close a sale of its interest in the Partnership to a “bona fide” (as defined in Section 9.2) third-party offeror (a “Default Transfer”), subject to (A) the right of first refusal in Section 9.2 and (B) compliance by such transfer with the other terms of Article IX.

(iii) If the Defaulting Partner is unable to consummate a Default Transfer with a permitted purchaser for its interest in the Partnership during the aforementioned period (the last day of such period being the “Sale Failure Date”), and (ii) has been unable to cure the subject Compliance Default by the Sale Failure Date, the provisions of Section 10.2A shall upon the expiration of such period become applicable.

Section 10.2A Purchase Following Compliance Default. At any time within the one hundred eighty (180) day period following a Sale Failure Date, any or all of the non-Defaulting Partners may elect, by written notice to the Defaulting Partner, to cause the Partnership, or in the event the Partnership does not so elect, the Non-Defaulting Partners (or their designated Affiliates, subject to appropriate assurances of payment) may purchase, the entire interests in the Partnership of the Defaulting Partner and its Affiliates (which shall be bound hereby to sell such interests) at a price equal to the Default Value of such Partner’s interests which price may be paid entirely in cash or, at the option of the Non-Defaulting Partners, by a purchase money note up to an amount equal to 10% of the purchase price, with the remainder of the Default Value to be paid in cash. The note shall amortize in equal semi-annual installments over three years and bear variable interest at the Prime Rate. Any purchase of a Defaulting Partner’s interest pursuant to this Section 10.2A shall be consummated within one hundred twenty (120) days of the election of such remedy (subject to reasonable extensions due to delays beyond the non-Defaulting Partner’s or the Partnership’s control), or the non-Defaulting Partner’s and the Partnership’s right to exercise their rights under this Section 10.2A shall be nullified.

Section 10.3 Requests for Information. From time to time, the Partners and their proposed transferees (if any) shall promptly provide the General Partner with all information reasonably requested by Bally Entertainment Corporation (“BEC”) or its the Compliance Committee with respect to the Partners’ and their Affiliates’ and Related Persons’ (including their respective officers’, directors’ and shareholders’) financial condition, litigation, indictments, criminal proceedings, and the like in which they are or may have been involved, if any (collectively, the “Requested Information”), in order for BEC to determine that the Requested Information does not disclose any fact which might adversely affect, in any manner, any gaming licenses or permits held by BEC or its affiliates or the current stature of BEC with any gaming commission, board or similar regulatory agency.

Section 10.4 No Third Party Rights. Any rights granted under this Article X to a Partner to take action against another Partner shall not be construed as conferring any third party beneficiary rights and benefits to any other creditor of the Partnership or of any Partner.

XI. LIQUIDATION OF PARTNERSHIP

Section 11.1 Dissolution.

(a) The Partnership shall be dissolved and its affairs wound up upon the happening of any of the following events:

(i) When an Event of Default has occurred and is then in effect and any non-defaulting Partners elect to dissolve the Partnership in accordance with the terms hereof;

(ii) All of the Partnership’s assets, except those reserved for conditional, contingent or unmatured liabilities of the Partnership, have been distributed to the Partners;

(iii) Upon the withdrawal of the General Partner, assignment of all of the General Partner’s interest in the Partnership, the General Partner’s removal in accordance with this Agreement, filing of a certificate of dissolution or its equivalent with respect to the General Partner or the revocation of its charter and the expiration of ninety (90) days after the date of notice to the corporation of revocation without a reinstatement of its charter (in the case of a General Partner that is a corporation) or the occurrence of any other event (except as provided in Section 11.1(b)) which causes a General Partner to cease to be a general partner of the Partnership under the Act (each, an “Event of Withdrawal”); provided, however, the Partnership shall not be dissolved or required to be wound up upon an Event of Withdrawal of a General Partner if (i) at the time of such Event of Withdrawal there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner is hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after such Event of Withdrawal a majority in interest (as expressed by Participating Percentage) of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such Event of Withdrawal, of one or more additional General Partners; or

(iv) The termination of the term of the Partnership; or

(v) With the consent of the Partners.

(b) Except pursuant to the exercise of remedies accorded the Partners under Article X, the actions or events described in Sections 10.1 (a), (b), (c), (d) or (e) or the events described in Sections 17-402(4) or 17-402(5) of the Act, by or with respect to the General Partner, shall not cause such General Partner to cease being a General Partner of the Partnership.

Section 11.2 Winding Up.

(a) Upon the occurrence of any event of dissolution described in Section 11.1, the Partnership’s business shall be wound up and all of the Partnership’s Property and other assets liquidated by the General Partner, provided the General Partner is not then a defaulting Partner, and if the General Partner is a defaulting Partner, then on behalf of the Partnership a liquidating committee appointed by the non-defaulting Limited Partner(s) which are not Affiliates of the General Partner, who together shall have the status of a liquidating trustee under the Act upon execution, delivery and filing of the documents necessary to achieve such status (and all references to the powers of the General Partner in this Section 11.2 with respect to the conduct of the winding up of the Partnership shall be deemed references to the powers of such liquidating trustee). Any of the Partners may bid at any sale of the Partnership’s assets.

(b) If in connection with any transaction causing dissolution pursuant to Section 11.1, or any action by the Partnership in connection with the liquidation of the Partnership as provided herein, the Partnership sells or otherwise disposes of any assets for consideration which includes, in whole or in part, the Partnership retaining any note, receivable or other debt obligation, then the winding up and liquidation of the Partnership as provided herein shall continue until all amounts owed to the Partnership in connection therewith have been paid in full or otherwise discharged or satisfied or, in the discretion of the General Partner or liquidating trustee, such non-cash assets may be distributed in kind to the Partners or placed in a liquidating trust. In furtherance of any such winding up and liquidation, cash which is available after paying or providing for the payment of all debts and liabilities of the Partnership, including all costs of dissolution, shall be distributed from time to time in the following order of priority:

(i) All amounts distributable to the Partners pursuant to Section 5.1(b) in respect of periods prior to the date of the distribution under this Section 11.2.

(ii) Second, to the establishment of any reserves which the General Partner may deem reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership (including any obligations with respect to indemnification of the General Partner under Section 4.5 or the liquidating trustee), and, at the expiration of such period as the General Partner or the liquidating trustee shall deem advisable, for distributing the balance thereafter remaining in the manner hereinafter provided;

(iii) Third, to the extent the Partnership is indebted to any Partner in conformity with the terms of Article III or Section 4.8, sums then due and payable under the instrument evidencing such indebtedness shall be paid, unless such instrument provides otherwise. If any Partner provides a guaranty, bond or other assurance of payment or performance of obligations of the Partnership, if and to the extent such Partner makes any payment or incurs costs or expenses in respect of or arising out of satisfaction of such assurance(s), the aggregate amount of such payments, costs and expenses not theretofore repaid shall be paid to such Partner.

(iv) Fourth, in payment of accrued dividends, if any, on the Preferred Contributions, pro rata amongst the holders thereof, based upon their relative Preferred Contribution;

(v) Fifth, in repayment of the Preferred Contributions until the Preferred Contributions are repaid in full, pro rata amongst the holders thereof, based upon their relative Preferred Contributions;

(vi) Sixth, to repayment of the Bally Preference and the ORD Preference, pro rata in accordance with their relative aggregate unpaid balances; and

(vii) Seventh, to each Partner in proportion to his or its Participating Percentage.

Section 11.3 Assets Upon Dissolution. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and for the return of its capital contributions and shall have no recourse therefor against any other Partner. The Partners shall not have any right to demand or receive property other than cash (except as otherwise expressly provided herein) upon dissolution and termination of the Partnership or to demand the return of their capital contributions to the Partnership prior to dissolution and termination of the Partnership.

XII. GENERAL

Section 12.1 Notices. All notices, demands, consents, requests, approvals, and other communications required or permitted hereunder shall be in writing and shall be deemed effective only upon delivery (whether receipt is accepted or refused) at the addresses set forth below (or at such other addresses within the United States of America as shall be given in writing by any party to the others in accordance with this Section 12.1). Notices may be delivered by hand, United States registered or certified mail, return receipt requested, or bonded private courier service.

If to the General Partner, to:	c/o Bally’s Park Place Park Place & Boardwalk Atlantic City, New Jersey 08401 Attn: Dennis Venuti, Esq.

and

Bally Entertainment Corporation 8700 West Bryn Mawr Avenue Chicago, Illinois 60631 Attn: Corporate Secretary

and with a copy to:	Katten Muchin & Zavis 525 West Monroe Street, Suite 1600 Chicago, Illinois 60661 Attn: Mark D. Gerstein, Esq.

If to ORD:	Old River Development, Inc. 1136 East Edwards Avenue P.O. Box 1098 Tunica, Mississippi 38676 Attn: Chief Executive Officer

and with a copy to:	McDermott, Will & Emery 1211 Sixth Avenue 43rd Floor New York, New York 10036 Attn: Brian Hoffmann, Esq.

If to D.J. Brata:	D.J. Brata P.O. Box 1098 Tunica, Mississippi 38676-1098

and with a copy to:	Montgomery, Smith-Veniz & McGraw P.O. Box 23335 Jackson, Mississippi 39225-3335 Attn: C.R. Montgomery, Esq.

Section 12.2 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EXCEPT TO THE EXTENT THAT THE ACT IS INCONSISTENT WITH THE PROVISIONS OF THIS AGREEMENT (IN WHICH CASE THIS AGREEMENT SHALL APPLY TO THE EXTENT LEGALLY PERMISSIBLE), THE PROVISIONS OF THE ACT SHALL APPLY TO THE PARTNERSHIP. THE PARTNERS IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT

DELIVERED PURSUANT HERETO SHALL BE LITIGATED ONLY IN A FEDERAL OR STATE COURT HAVING SITUS WITHIN THE STATE OF ILLINOIS. THE PARTNERS HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN SAID STATE, THE PARTNERS HEREBY CONSENT TO SERVICE OF PROCESS BY REGISTERED MAIL IN ANY SUCH PROCEEDING. THE PARTNERS HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE WITH THIS PARAGRAPH. THE PARTNERS FURTHER AGREE THAT THEY WILL NOT, IN ANY PROCEEDING, CHALLENGE THE JURISDICTION OF ANY COURT OR VENUE OF ANY PROCEEDING WHICH COMPORTS WITH THIS SECTION 12.2 NOR WILL THEY ASSERT THE INVALIDITY OF THIS SECTION 12.2 IN ANY PROCEEDING. THE REASONABLE ATTORNEYS’ FEES AND EXPENSES OF THE PREVAILING PARTY IN ANY SUCH PROCEEDINGS SHALL BE AWARDED TO ITS OR, IN THE EVENT NO SINGLE PARTY PREVAILS, THE PARTIES’ ATTORNEYS’ FEES AND EXPENSES IN THE AGGREGATE SHALL BE ALLOCATED IN PROPORTION TO THE RELATIVE AWARDS GRANTED IN SUCH PROCEEDING.

Section 12.3 Entire Agreement and Amendments. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other written or oral agreements between the parties. No amendment, modification or alteration of the terms hereof shall be effective or binding unless the same is in writing and signed bye all of the Partners.

Section 12.4 Partition. The Partners hereby agree that no Partner nor any successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned and each Partner, on its behalf, its successors, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Partners that the rights of the Partners and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest to assign, transfer, sell or otherwise dispose of any interest in the Partnership shall be subject to the limitations and restrictions of this Agreement.

Section 12.5 Dissolution Prohibited. None of the dissolution of a Partner, the admission of a new Partner, or the transfer of a Partner’s Partnership interest shall, in itself, give any Partner the right to cause the dissolution of the Partnership (unless it constitutes an Event of Default).

Section 12.6 Terms. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa and shall refer solely to the parties signatory thereto except where otherwise specifically provided. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of the Agreement itself. Except as expressly provided otherwise, the form “including” when use herein shall mean “including, but not limited to.”

Section 12.7 Unenforceability. If any provision herein shall be held invalid or unenforceable, such provision shall not affect the validity or enforceability of any other provisions hereof, all of which other provisions shall, in such case, remain in fall force and effect.

Section 12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Partners and, subject to the restrictions on transfer in Article IX, their respective successors and assigns.

Section 12.9 Payment of Fees. In the event of litigation of any dispute or controversy arising from, in, under or concerning this Agreement and any amendments hereof, including, without limiting the generality of the foregoing, any claimed breach hereof, any suit for accounting, or action for dissolution, the prevailing Partner(s) in such action shall be entitled to recover from the other Partner(s) in such action, such sum as the court shall fix as reasonable attorneys’ fees and expenses incurred by such prevailing Partner(s).

Section 12.10 Contributions. Except as provided under the Act, no Limited Partner shall in any event be required to make any contributions beyond the capital contributions required hereunder, nor shall any Limited Partner be liable in any way whatsoever for any Partnership liabilities, obligations, expenses or losses, or to pay any Partnership obligations whatsoever. In all contracts or agreements executed by the Partnership, there shall be included a statement that the General Partner is the sole general partner of the Partnership and that the contracting party shall look solely to the assets of the Partnership and to the General Partner in satisfaction of any liability thereunder.

Section 12.11 No Waiver of Default. No consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by any other Partner of the same or any other obligations of such Partner hereunder. Failure on the part of any Partner to complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, irrespective of how long such failure continues, shall not constitute a waiver by any such Partner of its rights hereunder.

Section 12.12 Optional Remedies. Except as otherwise provided herein, the rights and remedies of the Partnership and of the Partners shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Partners confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provisions hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it limit or affect, any rights at law or by statute or otherwise of any party aggrieved as against any other Partner for breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Partners that the respective rights and obligations of the Partners shall be enforceable in equity as well as at law or otherwise.

Section 12.13 Tradenames and Trademarks. Nothing contained herein shall grant, license or otherwise convey to the Partnership any interest or right of use of the tradenames and trademarks of or used by BEC, Lady Luck Gaming Corporation or their respective Affiliates (including, without limitation, “Bally” and “Lady Luck”), which rights may only be conveyed pursuant to a separate written agreement. In the absence of such a written agreement, no Partner nor any of its Affiliates shall utilize, any of the above described tradenames or trademarks, regardless of whether such tradenames or trademarks have been registered or otherwise protected by BEC, Lady Luck Gaining Corporation or their respective Affiliates (including, without limitation, “Bally” and “Lady Luck”).

Section 12.14 Counterparts. This Agreement may be execute in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

Section 12.15 Future Deliveries. Each Partner will, from time to time, execute and deliver such further instruments and do such further acts and things as may be reasonably requested by any other Partner to carry out the intent and purposes of this Agreement.

Section 12.16 Limited Liability. No Limited Partner or its Affiliates, nor any of their respective constituent officers, directors, agents or employees shall have any personal liability to the creditors of the partnership for the debts of the Partnership or any of its losses, except as otherwise provided in the Act.

Section 12.17 Computation of Time. In the computation of any period of time provided for in this Agreement, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included unless it is a Saturday, Sunday, or national United States holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or national United States holiday. As used in this Agreement “business day” for any Partner shall be a day which is not a Saturday, Sunday or national United States holiday.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

GENERAL PARTNER:

BALLY’S OPERATOR, INC.

By:	/s/ ILLEGIBLE
a duly authorized signatory

LIMITED PARTNERS:

BALLY’S TUNICA LIMITED, INC.

By:	/s/ ILLEGIBLE
a duly authorized signatory

OLD RIVER DEVELOPMENT, INC.

By:	/s/ ILLEGIBLE
a duly authorized signatory

FIRST AMENDMENT

TO

LIMITED PARTNERSHIP AGREEMENT

OF BALLY OLYMPIA LIMITED PARTNERSHIP

THIS AMENDMENT is made and entered into this 31st day of March, 1995, by and among Joe Brata (“Brata”) and Bally Olympia Limited Partnership (the “Partnership”).

WHEREAS, the General Partner and certain limited partners have previously entered into the Bally Olympia Limited Partnership Agreement (the “Agreement”) dated March 28, 1995; and

WHEREAS, Old River Development, Inc. (“ORD”) desires to assign a 7% limited partnership interest (and capital account related thereto) in the Partnership to Joe Brata; and

WHEREAS, pursuant to Section 9.1(c) of the Agreement, the parties hereto now desire to amend the Agreement to admit Joe Brata as an additional limited partner of the Partnership.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner desires to amend the Agreement and Brata desires to acknowledge his obligations thereunder.

1. The table of “Participating Percentages” in Section 3.4 of the Agreement is hereby amended so that, as amended, it shall read in its entirety as follows:

Bally General	1%
Bally Limited	57%
ORD	35%
Joe Brata	7%

2. That Joe Brata shall be deemed a “Limited Partner” of the Partnership for all purposes effective as of the later of his execution and delivery of a counterpart hereof and delivery to the Partnership of ORD’s assignment of the interest which is the subject hereof.

3. Joe Brata hereby agrees to be bound by the terms of the Partnership Agreement as a Limited Partner.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Limited Partnership Agreement as of the date first above written.

BALLY’S OLYMPIA LIMITED PARTNERSHIP

By: BALLY’S OPERATOR, INC.

By:	/s/ ILLEGIBLE
a duly authorized signatory

/s/ Joe Brata
Joe Brata

SECOND AMENDMENT

TO

LIMITED PARTNERSHIP AGREEMENT

OF BALLY’S OLYMPIA LIMITED PARTNERSHIP

THIS AMENDMENT is made and entered into this 18th day of March, 1996, by and among Bally’s Operator, Inc., a Mississippi corporation (“Bally General” or “the General Partner”) as the General Partner and Bally’s Tunica, Inc. a Mississippi corporation (“Bally Limited”), Old River Development, Inc., a Mississippi corporation (“ORD”) and D. J. Brata, an individual (“Brata”), as Limited Partners (the General Partner and the Limited Partners shall sometimes be referred to collectively herein as “the Partners” and individually as “Partner”).

WHEREAS, the Partners have previously entered into the Bally’s Olympia Limited Partnership Agreement (the “Agreement”) dated March 28, 1995; and

WHEREAS, the Partners amended the Agreement by a certain First Amendment to the Limited Partnership Agreement dated March 31, 1995; and

WHEREAS, pursuant to Section 12.3 of the Agreement the partners hereto now desire to amend further the Agreement to revise Section 4.2 of the Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners desire to amend the Agreement and acknowledge their respective responsibilities and obligations with regard to this Second Amendment.

1. The Agreement provides that certain powers are reserved to the Partnership (the “Reserved Powers”). Specifically, Section 4.2(a)(v) of the Agreement provides that the General Partner does not have the authority to make certain Major Decisions without the prior written consent of the Partners, including making any capital expenditures in any Fiscal Year which are in excess of reserves accumulated in prior periods pursuant to Section 4.2(iv) above plus three percent (3%) of New Win generated by the Partnership for the immediately preceding 12 month period;

2. The foregoing Section 4.2(a)(iv) is hereby amended as follows:

making any capital expenditures in any Fiscal Year which are in excess of reserves accumulated in prior periods pursuant to Section 4.2 (iv) above plus three percent (3%) of Net Win generated by the Partnership for the immediately preceding 12 month period provided, however, that in the Fiscal Year ending December 31, 1996, the General Partner may expend up to $2,000,000.

3. Capitalized terms have the definitions assigned to them by the Agreement. All other terms and conditions for the Agreement as amended not affected hereby remain in full force and effect.

4. This Amendment may be executed in one or more counterparts, each of which shall, taken together, constitute one document

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to the Limited Partnership Agreement of Bally’s Olympia Limited Partnership as of the date first written above.

BALLY’S OPERATOR, INC. GENERAL PARTNER

By:	Wallace R. Barr
Wallace R. Barr, President

BALLY’S TUNICA, INC. LIMITED PARTNER

By:	Wallace R. Barr
Wallace R. Barr, President

OLD RIVER DEVELOPMENT, INC. LIMITED PARTNER

By:	/s/ ILLEGIBLE
Its:	President

/s/ D. J. Brata
D. J. Brata
Limited Partner

THIRD AMENDMENT

TO

LIMITED PARTNERSHIP AGREEMENT

OF BALLY’S OLYMPIA LIMITED PARTNERSHIP

THIS AMENDMENT (“Amendment”) is made and entered into this 24th day of October, 1997, by and among BRATA & ASSOCIATES, INC., a. Mississippi corporation (“Brata & Associates”) and BALLY’S OLYMPIA LIMITED PARTNERSHIP (the “Partnership”).

WHEREAS, the General Partner and certain limited partners have previously entered into the Limited Partnership Agreement of Bally’s Olympia Limited Partnership (the “Agreement”) dated as of March 31,1995; and

WHEREAS, D. J. Brata (“Brata”) desires to assign his seven percent (7%) limited partnership interest (and capital account related thereto) in the Partnership to Brata & Associates; and

WHEREAS, pursuant to Section 9.1(c) of the Agreement, the parties hereto now desire to amend the Agreement to admit Brata & Associates as a substitute limited partner of the Partnership.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner desires to amend the Agreement and Brata & Associates desires to acknowledge its obligations thereunder.

1. The table of “Participating Percentages” in Section 3.4 of the Agreement is hereby amended so that, as amended, it shall read in its entirety as follows:

Bally General	1%
Bally Limited	57%
ORD	35%
Brata & Associates	7%

2. That Brata & Associates shall be deemed a “Limited Partner” of the Partnership for all purposes effective as of the later of his execution and delivery of a counterpart hereof and delivery to the Partnership of Brata’s assignment of his interest which is the subject hereof.

3. Brata & Associates hereby agrees to be bound by the terms of the Partnership Agreement as a Limited Partner.

4. This Amendment shall not be effective until the ILLEGIBLE of (A) all parties signatory hereto have executed this Amendment and (B) receipt of all required regulatory approvals of the transfer of D. J. Brata’s seven (7) percent limited partnership interest in the Partnership to Brata & Associates.

5. All capitalized terms used herein without definition shall have the meetings given to them in the Partnership Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

BALLY’S OLYMPIA LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	ITS GENERAL PARTNER:

BALLY’S OPERATOR, INC., a Delaware corporation

	By:	/s/ Wallace R, Barr
Name:
Title:

BRATA & ASSOCIATES, INC., a Mississippi corporation

By:	/s/ D. J. Brata
Name:	D. J. Brata
Title:	President

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FOURTH AMENDMENT

TO

LIMITED PARTNERSHIP AGREEMENT

OF BALLY’S OLYMPIA LIMITED PARTNERSHIP

THIS AMENDMENT (“Amendment”) is made and entered into this 5th day of November, 1997, by and between HILTON HOTELS CORPORATION, a Delaware corporation (“Hilton”) and BALLY’S OLYMPIA LIMITED PARTNERSHIP (the “Partnership”).

WHEREAS, the General Partner and certain limited partners have previously entered into the Limited Partnership Agreement of Bally’s Olympia Limited Partnership (the “Agreement”) dated as of March 31, 1995, as amended; and

WHEREAS, the Partnership has redeemed ORD’s entire limited partnership interest in the Partnership pursuant to that certain Partnership Interest Redemption Agreement by and between ORD and the Partnership dated as of September 30, 1997; and

WHEREAS, Brata & Associates, Inc., a Mississippi corporation (“Brata & Associates”) has sold its entire limited partnership interest in the Partnership to Hilton pursuant to that certain Asset Purchase Agreement by and between Hilton, Brata & Associates and D. J. Brata dated as of September 30, 1997; and

WHEREAS, the Agreement must be amended (A) to recognize the Partnership’s redemption of ORD’s limited partnership interest and (B) to admit Hilton as a substitute limited partner of the Partnership pursuant to Section 9.1 (c) of the Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner desires to amend the Agreement and Hilton desires to acknowledge its obligations thereunder.

1. The table of “Participating Percentages” in Section 3.4 of the Agreement is hereby amended so that, as amended, it shall read in its entirety as follows:

Bally’s Operator, Inc.	1%
Bally’s Tunica, Inc.	88%
Hilton Hotels Corporation	11%

2. Hilton hereby agrees to be bound by the terms of the Agreement.

3. All capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

BALLY’S OLYMPIA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	ITS GENERAL PARTNER:

BALLY’S OPERATOR, INC, a Delaware corporation

	By:	/s/ Wallace R. Barr
	Name:	Wallace R. Barr
	Title:	President

HILTON HOTELS CORPORATION a Delaware corporation

By:	/s/ Robert M. La Forgia
Name:	Robert M. La Forgia
Title:	Senior Vice President & Controller

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